FRANKLIN FINANCIAL CORPORATION
EMPLOYMENT AGREEMENT

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is entered into as of June 1, 2011, by and between FRANKLIN FINANCIAL CORPORATION, a Virginia corporation (the “Corporation”), and RICHARD T. WHEELER, JR. (the “Executive”).

WHEREAS, the Executive serves in positions of substantial responsibility with the Corporation; and

WHEREAS, the Corporation wishes to set forth the terms of the Executive’s continued employment in these positions; and

WHEREAS, the Executive is willing and desires to serve in these positions with the Corporation.

NOW THEREFORE, in consideration of these premises, the mutual covenants contained herein, and other good and valuable consideration the receipt and sufficiency of which are hereby acknowledged, the parties hereto agree as follows.

ARTICLE 1
EMPLOYMENT

1.1           Employment. The Corporation hereby employs the Executive to serve as President and Chief Executive Officer of the Corporation according to the terms and conditions of this Agreement and for the period stated in Section 1.3 of this Agreement.  The Executive hereby accepts employment according to the terms and conditions of this Agreement and for the period stated in Section 1.3 of this Agreement.

1.2           Responsibilities and Duties.

(a)           As President and Chief Executive Officer of the Corporation, the Executive shall perform all duties and have all powers associated with these positions, as set forth in any job description relating to the Executive’s position in effect on the Effective Date or as may be set forth in the bylaws of the Corporation.  The Executive shall report directly to the Board of Directors of the Corporation (the “Board”).

(b)           During the period of his employment hereunder, except for reasonable periods of absence occasioned by illness, reasonable vacation periods, and other reasonable leaves of absence approved by the Board, the Executive will devote all of his business time, attention, skill and efforts to the faithful performance of his duties under this Agreement, including activities and duties directed by the board of directors. Notwithstanding the preceding sentence, subject to the approval of the Board, the Executive may serve as a member of the board of directors of business, community and charitable organizations, provided that in each case the service shall not materially interfere with the performance of his duties under this Agreement, adversely affect the reputation of the Corporation or any other affiliates of the Corporation, or present any conflict of interest.   Nothing in this Section 1.2 shall prevent the Executive from managing personal investments and affairs, provided that doing so also does not interfere with the proper performance of the Executive’s duties and responsibilities under this Agreement.

1.3           Term.

(a)            The term of this Agreement shall include: (i) the initial term, consisting of the period commencing on the date of this Agreement (the “Effective Date”) and continuing for thirty-six (36) full months thereafter, plus (ii) any and all extensions of the initial term made pursuant to this Section 1.3.

(b)           Commencing as of the first anniversary of the Effective Date and continuing as of each anniversary of the Effective Date thereafter, the disinterested members of the Board may extend the Agreement term for an additional year, so that the remaining term of the Agreement again becomes thirty-six (36) full months from the applicable anniversary of the Effective Date, unless the Executive elects not to extend the term of this Agreement by giving written notice at least thirty (30) days prior to the applicable anniversary date.

(c)           The disinterested members of the Board will review the Agreement and the Executive’s performance annually for purposes of determining whether to extend the Agreement term and will include the rationale and results of its review in the minutes of the meetings.  The Board will notify the Executive no earlier than sixty (60) days and no later than thirty (30) days prior to the applicable anniversary date whether it has determined to extend the Agreement.

(d)           Nothing in this Agreement shall mandate or prohibit a continuation of the Executive’s employment following the expiration of the term of this Agreement, upon such terms and conditions as the Corporation and the Executive may mutually agree.

1.4           Service on the Board of Directors.  The Executive currently serves as Chairman of the Board.  The Board shall undertake every lawful effort to ensure that the Executive continues throughout the term of his employment to be elected or reelected as a director of the Corporation.  Notwithstanding anything in this Agreement to the contrary, unless otherwise agreed to by the parties, the Executive shall be deemed to have resigned as a director of the Corporation effective immediately after termination of the Executive’s employment for Cause, regardless of whether the Executive submits a formal, written resignation as director.

ARTICLE 2
COMPENSATION AND BENEFITS

2.1            Base Salary, Bonus and Incentive Compensation.

(a)            In consideration of the Executive’s performance of the obligations under this Agreement, the Corporation shall pay or cause to be paid to the Executive a salary (the “Base Salary”) at the annual rate of not less than $235,800, payable according to its regular payroll practices. During the period of this Agreement, the Executive’s Base Salary shall be reviewed at least annually by the Compensation Committee of the Board.  Any increase in Base Salary will become the Base Salary for purposes of this Agreement.

(b)           The Executive shall be entitled to incentive compensation in accordance with any program established by the Corporation or as otherwise provided to the Executive at the discretion of the Corporation.

2.2           Benefit Plans and Perquisites. For as long as the Executive is employed by the Corporation, the Executive shall be eligible (x) to participate in any and all officer or employee compensation, incentive compensation and benefit plans in effect from time to time, including without limitation plans providing retirement, medical, dental, short-and long-term disability, and group life benefits and including stock-based compensation, incentive, or bonus plans existing on the date of this Agreement or adopted after the date of this Agreement, provided that the Executive satisfies the eligibility requirements for any  of the plans or benefits, and (y) to receive any and all other fringe and other benefits provided from time to time, including the specific items described in (a)-(b) below.

(a)           Reimbursement of business expenses. The Executive shall be entitled to reimbursement for all reasonable business expenses incurred while performing his obligations under this Agreement, including but not limited to all reasonable business travel and entertainment expenses incurred while acting at the request of or in the service of the Corporation.  Expenses will be reimbursed if they are submitted in accordance with the Corporation’s policies and procedures.

(b)           Facilities.  The Corporation will furnish the Executive with the working facilities and staff customary for executive officers with the comparable titles and duties of the Executive as set forth in Sections 1.1 and 1.2 of this Agreement and as are necessary for the Executive to perform his duties.  The location of such facilities and staff shall be at the principal administrative offices of the Corporation, or at such other site or sites customary for such offices.

2.3           Leave. The Executive shall be entitled to personal leave, which includes sick leave and paid annual vacation (of at least five weeks), and short-term disability leave in accordance with policies established from time to time by the Corporation.  In addition to paid personal leave and other leave, the Board may grant the Executive a leave or leaves of absence, with or without pay, at such time or times and upon such terms and conditions as the Board may determine.

2.4           Insurance. The Corporation shall maintain or cause to be maintained director and officer liability insurance covering the Executive throughout the term of this Agreement.

ARTICLE 3
EMPLOYMENT TERMINATION

3.1           Termination of Employment.

(a)           Death. The Executive’s employment shall terminate automatically at the Executive’s death. If the Executive dies in active service to the Corporation, the Executive’s estate shall receive any sums that would have otherwise been due to the Executive as Base Salary and reimbursement of expenses through the Executive’s last day of employment.

(b)           Disability. By delivery of written notice thirty (30) days in advance to the Executive, the Corporation may terminate the Executive’s employment if the Executive is disabled.  For purposes of this Agreement the Executive shall be considered “disabled” if an independent physician selected by the Corporation and reasonably acceptable to the Executive or the Executive’s legal representative determines that, because of illness or accident, the Executive is unable to perform the Executive’s duties and will be unable to perform the Executive’s duties for a period of ninety (90) consecutive days.  The Executive shall not be considered disabled, however, if the Executive returns to work on a full-time basis within thirty (30) days after the Corporation gives notice of termination due to disability.  If the Executive is terminated by Franklin Federal Savings Bank (the “Bank”) because of disability, the Executive’s employment with the Corporation shall also terminate at the same time.  During the period of incapacity leading up to the termination of the Executive’s employment under this provision, and for the then remaining term of the Agreement, the Corporation shall continue to pay the full Base Salary at the rate then in effect and pay or provide the Executive with all perquisites and other compensation and benefits contemplated by this Agreement or otherwise, provided that the amount of the payments by the Corporation to the Executive under this Section 3.1(b) shall be reduced by the sum of the amounts, if any, payable to the Executive for the same period under any disability benefit plan covering the Executive.

3.2           Involuntary Termination with Cause. The Corporation may terminate the Executive’s employment for Cause.  If the Executive’s employment terminates for Cause, the Executive shall receive the Base Salary through the date on which the termination of employment becomes effective and reimbursement of expenses to which the Executive is entitled when termination becomes effective.  Notwithstanding anything to the contrary in this Agreement, if the Executive is terminated for Cause by the Bank, the Executive shall be deemed also to have been terminated for Cause by the Corporation.  The Executive shall not be deemed to have been terminated for Cause under this Agreement unless and until there is delivered to the Executive a copy of a resolution adopted at a meeting of the board of directors called and held for the purpose, which resolution shall (x) contain findings that the Executive has committed an act constituting Cause, and (y) specify the particulars thereof.  The resolution of the board of directors shall be deemed to have been duly adopted if and only if it is adopted by the affirmative vote of a majority of the directors of the Corporation then in office, excluding the Executive.  Notice of the meeting and the proposed termination for Cause shall be given to the Executive a reasonable time before the meeting of the board of directors.  The Executive and the Executive’s counsel (if the Executive chooses to have counsel present) shall have a reasonable opportunity to be heard by the board of directors at the meeting. For purposes of this Agreement “Cause” means any of the following:

(1)           a material act of dishonesty in performing Executive’s duties on behalf of the Corporation;

(2)           a willful misconduct that in the judgment of the board of directors will likely cause economic damage to the Corporation or its affiliates or injury to the business reputation of the Corporation or its affiliates ;

(3)           incompetence (in determining incompetence, the acts or omissions shall be measured against standards generally prevailing in the savings institutions industry);

 (4)          a breach of fiduciary duty involving personal profit;

 (5)          the intentional failure to perform stated duties under this Agreement after written notice thereof from the Board;

 (6)          a willful violation of any law, rule or regulation (other than minor or routine traffic violations or similar offenses) that reflects adversely on the reputation of the Corporation or its affiliates, any felony conviction, any violation of law involving moral turpitude, or any violation of a final cease-and-desist order; or

 (7)          a material breach by the Executive of any provision of this Agreement.

No act, or failure to act, on the Executive’s part shall be considered “willful” unless he has acted, or failed to act, with an absence of good faith and without reasonable belief that his action or failure to act was in the best interest of the Corporation.

3.3           Voluntary Termination by the Executive Without Good Reason. In addition to his other rights to terminate his employment under this Agreement, the Executive may voluntarily terminate employment during the term of this Agreement upon at least ninety (90) days prior written notice to the Board. Upon the Executive’s voluntary termination, he will receive only his compensation and vested rights and benefits to the date of his termination of employment. Following his voluntary termination of employment under this Section 3.3, the Executive will be subject to the restrictions set forth in Article 7.

3.4           Involuntary Termination Without Cause and Voluntary Termination with Good Reason. With written notice to the Executive at least thirty (30) days in advance, the Corporation may terminate the Executive’s employment without Cause.  Termination shall take effect at the end of the notice period.  With advance written notice to the Corporation as provided in clause (y), the Executive may terminate employment for Good Reason.  If the Executive’s employment terminates involuntarily without Cause or voluntarily but with Good Reason, the Executive shall be entitled to the benefits specified in Article 4 of this Agreement.  For purposes of this Agreement, a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if the conditions stated in both clauses (x) and (y) of this Section 3.4 are satisfied:

(x)           a voluntary termination by the Executive shall be considered a voluntary termination with Good Reason if any of the following occur without the Executive’s written consent, and the term Good Reason shall mean the occurrence of any of the following without the Executive’s written consent:

(1)           a failure to reelect or reappoint the Executive as President and Chief Executive Officer of the Corporation (provided, however, that a change in the Executive’s position consented to in writing by the Executive in connection with succession planning of the Corporation, shall not be deemed a Good Reason);

(2)           a material change in the Executive’s position to become one of lesser responsibility, importance, or scope from the position and attributes thereof described in Sections 1.1 and 1.2 of this Agreement (provided, however, that a reduction in duties and responsibilities consented to in writing by the Executive in connection with succession planning of the Corporation, shall not be deemed a Good Reason);

(3)           a liquidation or dissolution of the Corporation or the Bank, other than liquidations or dissolutions that are caused by reorganizations that do not affect the status of the Executive;

(4)           a material reduction in Executive’s Base Salary or benefits required to be provided hereunder (other than a reduction that is generally applicable to the Corporation’s executive employees or a reduction or elimination of the Executive’s benefits under one or more benefit plans maintained by the Corporation as part of a good faith, overall reduction or elimination of such plans or benefits applicable to all participants in a manner that does not discriminate against the Executive (except as such discrimination may be necessary to comply with applicable law));

(5)           a relocation of the Executive’s principal place of employment by more than twenty-five (25) miles from its location as of the date of this Agreement; or

(6)           a material breach of this Agreement by the Corporation.

(y)           the Executive must give notice to the Corporation of the existence of one or more of the conditions described in clause (x) within sixty (60) days after the initial existence of the condition, and the Corporation shall have thirty (30) days thereafter to remedy the condition.  In addition, the Executive’s voluntary termination because of the existence of one or more of the conditions described in clause (x) must occur within six (6) months after the initial existence of the condition.

ARTICLE 4
SEVERANCE COMPENSATION

4.1          Cash Severance after Termination Without Cause or Termination for Good Reason.

(a)           Subject to the possibility that cash severance after employment termination might be delayed under Section 4.1(b), if the Executive’s employment terminates involuntarily but without Cause or if the Executive voluntarily terminates employment with Good Reason, the Executive shall for the unexpired term of this Agreement and in accordance with the Corporation’s regular pay practices, continue to receive the Base Salary in effect at the Executive’s termination of employment.  However, the Corporation and the Executive acknowledge and agree that the severance benefits under this Section 4.1 shall not be payable if severance benefits are payable or shall have been paid to the Executive under Article 5 of this Agreement.

(b)           If when employment termination occurs the Executive is a “specified employee” within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended (the “Code”), if the cash severance payment under Section 4.1(a) would be considered deferred compensation under Section 409A of the Code, and finally if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available, the Executive’s continued Base Salary under Section 4.1(a) for the first six months after employment termination shall be paid to the Executive in a single lump sum without interest on the first day of the seventh (7th) month after the month in which the Executive’s employment terminates and all remaining payments shall be made as originally scheduled. References in this Agreement to Section 409A of the Code include rules, regulations, and guidance of general application issued by the Department of the Treasury under Section 409A of the Code.

4.2          Post-Termination Insurance Coverage.

(a)           If the Executive’s employment terminates involuntarily but without Cause or voluntarily but with Good Reason, or because of disability, the Corporation shall continue or cause to be continued at the Corporation’s expense medical and life insurance benefits for the Executive and any of his dependents covered at the time of his termination.  The medical insurance benefits shall continue until the first to occur of (w) the Executive’s return to employment with the Corporation or another employer, (x) the Executive’s attainment of age 65, (y) the Executive’s death, or (z) the end of the term remaining under this Agreement when the Executive’s employment terminates.

(b)           If (x) under the terms of the applicable policy or policies for the insurance benefits specified in Section 4.2(a) it is not possible to continue coverage for the Executive and his dependents, or (y) when employment termination occurs the Executive is a “specified employee” within the meaning of Section 409A of the Code, if any of the continued insurance coverage benefits specified in Section 4.2(a) would be considered deferred compensation under Section 409A of the Code, and finally, if an exemption from the six-month delay requirement of Section 409A(a)(2)(B)(i) of the Code is not available for that particular insurance benefit, the Corporation shall pay to the Executive in a single lump sum an amount in cash equal to the present value of the Corporation’s projected cost to maintain that particular insurance benefit (and associated income tax gross-up benefit, if applicable) had the Executive’s employment not terminated, assuming continued coverage for 36 months. The lump-sum payment shall be made thirty (30) days after employment termination or, if Section 4.1(b) applies, on the first day of the seventh (7th) month after the month in which the Executive’s employment terminates.

ARTICLE 5
CHANGE IN CONTROL BENEFITS

5.1           Change in Control Benefits. If a Change in Control occurs during the term of this Agreement and, thereafter, the Executive’s employment terminates involuntarily but without Cause or if the Executive voluntarily terminates employment with Good Reason, the Corporation shall make or cause to be made a lump-sum payment to the Executive in an amount in cash equal to three (3) times the Executive’s average annual compensation.  For this purpose, average annual compensation means the Executive’s taxable income reported by the Corporation (or any affiliate of the Corporation) for the five (5) calendar years immediately preceding the calendar year in which the Change in Control occurs.  The payment required under this paragraph is payable no later than five (5) business days after the Executive’s termination of employment.  If the Executive receives payment under Section 5.1, the Executive shall not be entitled to any additional severance benefits under Section 4.1 of this Agreement.  In addition to the cash severance benefit provided for under this Section 5.1, the Corporation shall provide the Executive with the post-termination insurance coverage described in Section 4.2(a) of this Agreement, subject to the provisions of Section 4.2(b) of this Agreement.

5.2           Change in Control Defined. For purposes of this Agreement “Change in Control” means a change in control as defined in Section 409A of the Code and rules, regulations, and guidance of general application thereunder issued by the Department of the Treasury, including:

(a)           Change in ownership: a change in ownership of the Corporation occurs on the date any one person or group accumulates ownership of Corporation stock constituting more than 50% of the total fair market value or total voting power of Corporation stock;

(b)           Change in effective control: (x) any one person or more than one person acting as a group acquires within a 12-month period ownership of Corporation stock possessing 30% or more of the total voting power of Corporation stock, or (y) a majority of the Corporation’s board of directors is replaced during any 12-month period by directors whose appointment or election is not endorsed in advance by a majority of the Corporation’s board of directors; or

(c)           Change in ownership of a substantial portion of assets: a change in ownership of a substantial portion of the Corporation’s assets occurs if in a 12-month period any one person or more than one person acting as a group acquires from the Corporation assets having a total gross fair market value equal to or exceeding 40% of the total gross fair market value of all of the Corporation’s assets immediately before the acquisition or acquisitions.  For this purpose, gross fair market value means the value of the Corporation’s assets, or the value of the assets being disposed of, determined without regard to any liabilities associated with the assets.

5.3           Potential Limitation of Benefits Under Certain Circumstances.  Notwithstanding any other provisions of this Agreement, in the event that (x) the aggregate payments or benefits to be made or afforded to the Executive under this Agreement or otherwise, which are deemed to be parachute payments as defined in Section 280G of the Code or any successor thereof (the “Termination Benefits”) would be deemed to include an “excess parachute payment” under Section 280G of the Code; and (y) if such Termination Benefits were reduced to an amount (the “Non-Triggering Amount”), the value of which is one dollar ($1.00) less than an amount equal to three (3) times the Executive’s “base amount,” as determined in accordance with Section 280G of the Code and the Non-Triggering Amount less the product of the marginal rate of any applicable state and federal income tax and the Non-Triggering Amount would be greater than the aggregate value of the Termination Benefits (without such reduction) minus (1) the amount of tax required to be paid by the Executive thereon by Section 4999 of the Code and further minus (2) the product of the Termination Benefits and the marginal rate of any applicable state and federal income tax, then the Termination Benefits shall be reduced to the Non-Triggering Amount.  The allocation of the reduction required hereby among the Termination Benefits shall be determined by the Executive.  The Corporation’s independent public accountants will determine the value of any reduction in the payments and benefits; the Corporation will pay for the accountants’ opinion.  The Corporation may request, and the Executive has the right to demand that, a ruling from the IRS as to whether any disputed payments and benefits have adverse tax consequences.  The Corporation will promptly prepare and file the request for a ruling from the IRS, but in no event will the Corporation make this filing later than thirty (30) days from the date of the accountant’s opinion referred to above.  The request will be subject to the Executive’s approval prior to filing; the Executive shall not unreasonably withhold his approval.  The Corporation and the Executive agree to be bound by any ruling received from the IRS and to make appropriate payments to each other to reflect any IRS rulings, together with interest at the applicable federal rate provided for in Section 7872(f)(2) of the Code.  Nothing contained in this Agreement shall result in a reduction of any payments or benefits to which the Executive may be entitled upon termination of employment other than pursuant to Sections 4 and 5 hereof, or a reduction in the payments and benefits specified, below zero.

ARTICLE 6
CONFIDENTIALITY AND CREATIVE WORK

6.1           Non-disclosure. The Executive covenants and agrees not to reveal to any person, firm, or corporation any confidential information of any nature concerning the Corporation or its business, or anything connected therewith. As used in this Article 6 the term “confidential information” means all of the Corporation’s and the Corporation’s affiliates’ confidential and proprietary information and trade secrets in existence on the date hereof or existing at any time during the term of this Agreement, including but not limited to:

(a)           the whole or any portion or phase of any business plans, financial information, purchasing data, supplier data, accounting data, or other financial information;

(b)           the whole or any portion or phase of any research and development information, design procedures, algorithms or processes, or other technical information;

(c)           the whole or any portion or phase of any marketing or sales information, sales records, customer lists, prices, sales projections, or other sales information; and

(d)           trade secrets, as defined from time to time by the laws of Virginia.

This Section 6.1 does not prohibit disclosure required by an order of a court having jurisdiction or a subpoena from an appropriate governmental agency or disclosure made by the Executive in the ordinary course of business and within the scope of the Executive’s authority.

6.2           Return of Materials. The Executive agrees to immediately deliver or return to the Corporation upon termination, upon expiration of this Agreement, or as soon thereafter as possible, all written information and any other similar items furnished by the Corporation or prepared by the Executive in connection with the Executive’s services hereunder and to immediately delete all electronically stored data of the Corporation maintained on the Executive’s personal computers and to return all Corporation-provided computers or communication devices (i.e., laptop, Blackberry, PDA, etc.).  The Executive will retain no copies thereof after termination of this Agreement or termination of the Executive’s employment.

6.3           Creative Work. The Executive agrees that all creative work and work product, including but not limited to all technology, business management tools, processes, software, patents, trademarks, and copyrights developed by the Executive during the term of this Agreement, regardless of when or where such work or work product was produced, constitutes work made for hire, all rights of which are owned by the Corporation.  The Executive hereby assigns to the Corporation all rights, title, and interest, whether by way of copyrights, trade secret, trademark, patent, or otherwise, in all such work or work product, regardless of whether the same is subject to protection by patent, trademark, or copyright laws.

6.4           Affiliates’ Confidential Information is Covered; Confidentiality Obligation Survives Termination. For purposes of this Agreement, the term “affiliate” of the Corporation includes any entity that directly, or indirectly through one or more intermediaries, controls, is controlled by, or is under common control of the Corporation. The rights and obligations set forth in this Article 6 shall survive termination of this Agreement.

6.5           Injunctive Relief. The Executive acknowledges that it is impossible to measure in money the damages that will accrue to the Corporation if the Executive fails to observe the obligations imposed by this Article 6.  Accordingly, if the Corporation institutes an action to enforce the provisions hereof, the Executive hereby waives the claim or defense that an adequate remedy at law is available to the Corporation, and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists.  The confidentiality and remedies provisions of this Article 6 shall be in addition to and shall not be deemed to supersede or restrict, limit, or impair the Corporation’s rights under applicable state or federal statute or regulation dealing with or providing a remedy for the wrongful disclosure, misuse, or misappropriation of trade secrets or proprietary or confidential information.

ARTICLE 7
COMPETITION AFTER EMPLOYMENT TERMINATION

7.1           Covenant Not to Solicit Employees. The Executive agrees not to, directly or indirectly, solicit or employ the services of any officer or employee of the Corporation (including an individual who was an officer or employee of the Corporation during the one year period following the Executive’s termination) for one year after the Executive’s employment termination.

7.2           Covenant Not to Compete.

(a)           The Executive covenants and agrees not to compete directly or indirectly with the Corporation for one year after the Executive’s involuntary termination without cause or voluntary termination for Good Reason.. For purposes of this Section 7.2:

(1)          the term compete means:

(i)	providing financial products or services on behalf of any financial institution for any person residing in the territory,

(ii)	assisting (other than through the performance of ministerial or clerical duties) any financial institution in providing financial products or services to any person residing in the territory, or

(iii)
inducing or attempting to induce any person who was a customer of the Corporation at the date of the Executive’s employment termination to seek financial products or services from another financial institution.

(2)          the words directly or indirectly mean:

(i)	acting as a consultant, officer, director, independent contractor, or employee of any financial institution in competition with the Corporation in the territory, or

(ii)	communicating to such financial institution the names or addresses or any financial information concerning any person who was a customer of the Corporation when the Executive’s employment terminated.

(3)	the term customer means any person to whom the Corporation is providing financial products or services on the date of the Executive’s employment termination or within one year thereafter.

(4)
the term financial institution means any bank, savings association, or bank or savings association holding company, or any other institution, the business of which is engaging in activities that are financial in nature or incidental to such financial activities as described in Section 4(k) of the Bank Holding Company Act of 1956, other than the Corporation or any of its affiliated corporations.

(5)
financial product or service means any product or service that a financial institution or a financial holding company could offer by engaging in any activity that is financial in nature or incidental to such a financial activity under Section 4(k) of the Bank Holding Company Act of 1956 and that is offered by the Corporation or an affiliate on the date of the Executive’s employment termination, including but not limited to banking activities and activities that are closely related and a proper incident to banking.

(6)	the term person means any individual or individuals, corporation, partnership, fiduciary or association.

(7)	the term territory means the area within a 30-mile radius of any office of the Corporation at the date of the Executive’s employment termination.

(b)           If any provision of this Article 7 or any word, phrase, clause, sentence or other portion thereof (including, without limitation, the geographical and temporal restrictions contained therein) is held to be unenforceable or invalid for any reason, the unenforceable or invalid provision or portion shall be modified or deleted so that the provisions hereof, as modified, are legal and enforceable to the fullest extent permitted under applicable law.

(c)           The Executive acknowledges that the Corporation’s willingness to enter into this Agreement and to make the payments contemplated by Articles 3 and 4 of this Agreement is conditioned on the Executive’s acceptance of the covenants set forth in Articles 6 and 7 of this Agreement and that the Corporation would not have entered into this Agreement without such covenants in force.

7.3           Injunctive and Other Relief. Because of the unique character of the services to be rendered by the Executive hereunder, the Executive understands that the Corporation would not have an adequate remedy at law for the material breach or threatened breach by the Executive of any one or more of the Executive’s covenants in this Article 7.  Accordingly, the Executive agrees that the Corporation’s remedies for a breach of this Article 7 include, but are not limited to, (x) forfeiture of any money representing accrued salary, contingent payments, or other fringe benefits (including any amount payable pursuant to Article 4) due and payable to the Executive during the period of any breach by the Executive, and (y) a suit in equity by the Corporation to enjoin the Executive from the breach or threatened breach of such covenants. The Executive hereby waives the claim or defense that an adequate remedy at law is available to the Corporation and the Executive agrees not to urge in any such action the claim or defense that an adequate remedy at law exists. Nothing herein shall be construed to prohibit the Corporation from pursuing any other or additional remedies for the breach or threatened breach.

7.4           Article 7 Survives Termination But Is Void After a Change in Control. The rights and obligations set forth in this Article 7 shall survive termination of this Agreement.  However, Article 7 shall become null and void effective immediately upon a Change in Control.

ARTICLE 8
MISCELLANEOUS

8.1           Successors and Assigns.

(a)           This Agreement shall be binding upon the Corporation and any successor to the Corporation, including any persons acquiring directly or indirectly all or substantially all of the business or assets of the Corporation by purchase, merger, consolidation, reorganization, or otherwise, but this Agreement and the Corporation’s obligations under this Agreement are not otherwise assignable, transferable, or delegable by the Corporation.  By agreement in form and substance satisfactory to the Executive, the Corporation shall require any successor to all or substantially all of the business or assets of the Corporation expressly to assume and agree to perform this Agreement in the same manner and to the same extent the Corporation would be required to perform had no succession occurred.

(b)           This Agreement shall inure to the benefit of and be enforceable by the Executive’s personal or legal representatives, executors, administrators, successors, heirs, distributees, and legatees.

(c)           Without written consent of the other parties, no party shall assign, transfer, or delegate this Agreement or any rights or obligations under this Agreement, except as expressly provided herein.  Without limiting the generality or effect of the foregoing, the Executive’s right to receive payments hereunder is not assignable or transferable, whether by pledge, creation of a security interest, or otherwise, except for a transfer by the Executive’s will or by the laws of descent and distribution. If the Executive attempts an assignment or transfer that is contrary to this Section 8.1, the Corporation shall have no liability to pay any amount to the assignee or transferee.

8.2           Governing Law, Jurisdiction and Forum. This Agreement shall be construed under and governed by the internal laws of the State of Virginia, without giving effect to any conflict of laws provision or rule that would cause the application of the laws of any jurisdiction other than Virginia.  By entering into this Agreement, the Executive acknowledges that the Executive is subject to the jurisdiction of both the federal and state courts in Virginia.

8.3           Entire Agreement. This Agreement sets forth the entire agreement of the parties concerning the employment of the Executive by the Corporation.  Any oral or written statements, representations, agreements, or understandings made or entered into prior to or contemporaneously with the execution of this Agreement are hereby rescinded, revoked, and rendered null and void by the parties.

8.4           Notices. All notices, requests, demands, and other communications hereunder shall be in writing and shall be deemed to have been duly given if delivered by hand or mailed, certified or registered mail, return receipt requested, with postage prepaid.  Unless otherwise changed by notice, notice shall be properly addressed to the Executive if addressed to the address of the Executive on the books and records of the Corporation at the time of the delivery of such notice, and properly addressed to the Corporation if addressed to the boards of directors of the Corporation at the Corporation’s executive offices.

8.5           Severability. If there is a conflict between any provision of this Agreement and any statute, regulation, or judicial precedent, the latter shall prevail, but the affected provisions of this Agreement shall be curtailed and limited solely to the extent necessary to bring them within the requirements of law.  If any provisions of this Agreement is held by a court of competent jurisdiction to be indefinite, invalid, void or voidable, or otherwise unenforceable, the remainder of this Agreement shall continue in full force and effect unless that would clearly be contrary to the intentions of the parties or would result in an injustice.

8.6           Captions and Counterparts. The captions in this Agreement are solely for convenience. The captions do not define, limit, or describe the scope or intent of this Agreement.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original but all of which together shall constitute one and the same instrument.

8.7           No Duty to Mitigate.  The Executive shall not be required to mitigate the amount of any payment provided for in this Agreement by seeking other employment.  Moreover, provided the Executive is not in breach of any obligation under Articles 6 and 7 of this Agreement, the amount of any payment provided for in this Agreement shall not be reduced by any compensation earned or benefits provided as the result of employment of the Executive or as a result of the Executive being self-employed after employment termination.

8.8           Amendment and Waiver. This Agreement may not be amended, released, discharged, abandoned, changed, or modified in any manner, except by an instrument in writing signed by each of the parties hereto.  The failure of any party hereto to enforce at any time any of the provisions of this Agreement shall not be construed to be a waiver of any such provision, nor affect the validity of this Agreement or any part thereof or the right of any party thereafter to enforce each and every such provision.  No waiver or any breach of this Agreement shall be held to be a waiver of any other or subsequent breach.

8.9           Compliance with Internal Revenue Code Section 409A. The Corporation and the Executive intend that their exercise of authority or discretion under this Agreement shall comply with Section 409A of the Code.  If any provision of this Agreement does not satisfy the requirements of Section 409A of the Code, the provision shall nevertheless be applied in a manner consistent with those requirements.  If any provision of this Agreement would subject the Executive to additional tax or interest under Section 409A of the Code, the Corporation shall reform the provision.  However, the Corporation shall maintain to the maximum extent practicable the original intent of the applicable provision without subjecting the Executive to additional tax or interest, and the Corporation shall not be required to incur any additional compensation expense as a result of the reformed provision.

8.10           Source of Payments.  Notwithstanding any provision in this Agreement to the contrary, to the extent payments and benefits, as provided for under this Agreement, are paid or received by the Executive under an employment agreement in effect between the Executive and the Bank, the payments and benefits paid by the Bank will be subtracted from any amount or benefit due simultaneously to the Executive under similar provisions of this Agreement.  Payments will be allocated in proportion to the level of activity and the time expended by the Executive on activities related to the Corporation and the Bank, respectively, as determined by the Corporation and the Bank.

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IN WITNESS WHEREOF, the parties have executed this Employment Agreement as of the date first written above.

FRANKLIN FINANCIAL CORPORATION

/s/ Elizabeth W. Robertson
For the Board of Directors

/s/ Richard T. Wheeler, Jr.
Richard T. Wheeler, Jr.